UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2017

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	000-51734 (Commission File Number)	35-1811116 (IRS Employer Identification No.)
2780 Waterfront Pkwy E. Drive
Suite 200
Indianapolis, Indiana 46214
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 328-5660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Calumet Specialty Products Partners, L.P. (the “Partnership”) is party to the Second Amended and Restated Credit Agreement, dated as of July 14, 2014 (as amended, the “Credit Agreement”), among the Partnership, certain Subsidiaries of the Partnership, certain lenders (the “Lenders”), and Bank of America, N.A., as agent for the Lenders (“Agent”). As previously disclosed in a Form 8-K dated November 15, 2017, the Lenders had consented to permit the Partnership to deliver its unaudited financial statements for the quarter ended September 30, 2017 (the “3Q Financial Statements”) on or before December 5, 2017. However, the Partnership currently anticipates that it will be unable to deliver the 3Q Financial Statements when required due to financial reporting difficulties caused by the implementation of an enterprise resource planning system. Failure to deliver the 3Q Financial Statements by such time would have been an “Event of Default” as that term is defined in the Credit Agreement. If an Event of Default exists under the Credit Agreement, then the Lenders may accelerate the Partnership’s borrowings under the Credit Agreement, require cash collateralization of outstanding letters of credit, and exercise other rights and remedies thereunder. As of November 29, 2017, there were no borrowings under the revolving portion of the Credit Agreement and $82.9 million in outstanding letters of credit.

Effective November 30, 2017, the Lenders consented in writing to postpone the due date for delivery of the 3Q Financial Statements until December 31, 2017. The failure to deliver the 3Q Financial Statements by such date will constitute an Event of Default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

	By:	CALUMET GP, LLC, its General Partner

December 1, 2017	By:	/s/ D. West Griffin
Name: D. West Griffin
Title: Executive Vice President and Chief Financial Officer